EXHIBIT 10.8
DIRECTOR AND OFFICER COMPENSATION

COMPENSATION OF DIRECTORS. Directors who are not employees of the Company are paid according to the following annual scale with no payment of meeting fees:

             Audit Committee   Chair        $40,000
             Audit Committee   Member       $35,000
             Nominating Committee   Chair   $35,000
             All Other Outside Directors    $30,000

In addition, all directors are reimbursed for out of pocket expenses related to attending board and committee meetings. Non-employee directors are eligible to receive awards of nonqualified stock options which entitle them to purchase shares of our common stock at an exercise price equal to the fair market value of the stock on the date of grant. Such option grants are recommended on an annual basis by the Compensation Committee, subject to approval by the Board of Directors. These stock options also have varying vesting schedules ranging up to five years and expire ten years after the date of grant. During fiscal year 2005, no stock options have been issued to directors.

NAMED EXECUTIVE OFFICERS

COMPENSATION COMPONENTS AND PROCESS. Executive officer compensation generally contains three principal components: (i) a base salary; (ii) a cash bonus; and (iii) grants of options to purchase common stock. Mr. Wright's and Ms. Evans' base salaries are also set forth in their employment agreements. Mr. Wright, Ms. Evans and Mr. Hoppner are subject to annual increases as recommended by the Compensation Committee to the Board of Directors. The base salaries of other officers are determined as a function of their prior base salaries and their supervisors view of specific performance criteria. In general, the Compensation Committee has determined that the base salaries paid to the Company's executive officers have fallen within the median range of base salaries paid by comparable companies.

The process utilized by the Committee in determining executive officer compensation levels for all of these components is based upon the Committee's judgment and takes into account objective qualitative and quantitative factors. The Compensation Committee has approved an executive compensation plan which established performance goals and criteria relating to the amounts of cash bonuses to be paid to its executive officers in future years. In past years, under the 1994 Stock Option Plan, the Compensation Committee had granted stock options to executives who met performance criteria on a discretionary basis. The 1994 Stock Option Plan expired on June 1, 2004, and the Company has not adopted a replacement plan.

The bonus portion of Mr. Wright's, Ms. Evans's and Mr. Hoppner's compensation is paid based upon the performance goals established by management and approved by the Compensation Committee and the Board of Directors up to 50% of the named executive's salary. In addition to bonuses paid in accordance with the executive compensation plan, the Compensation Committee may recommend additional bonus amounts on a discretionary basis if deemed appropriate.

The bonus portion of Mr. James' and Mr. Hinkefent's compensation is determined on a discretionary basis upon their supervisor's assessment of their individual performance and the overall performance of the Company during the most recently completed fiscal year with respect to stockholder value, stock price, sales growth and net income up to 50% of the named executive's salary. In general, the practice has been to award cash bonuses to the executive officers with respect to a particular fiscal year in amounts consistent with cash bonuses awarded in prior fiscal years as long as the Company achieves established financial and performance goals.

The following table represents the named executive officers' current base compensation:

Executive Officer        Position                Fiscal 2005 Salary
-------------------      --------------          ------------------
William F. Wright        Chairman                    $435,000

Kathleen M. Evans        President                   $342,000

William R. Hoppner       Sr. Vice President          $210,000

Michael D. James         Secretary, Treasurer and    $172,500
                          Chief Financial Officer

Eric. J. Hinkefent       President of Health Food    $150,000
                          Associates, Inc. and
                          Chamberlin Natural Foods, Inc.

BENEFIT PLANS AND OTHER ARRANGEMENTS

Each of the named executives is eligible to participate in the Company's broad-based benefit programs generally available to its salaried employees, including the 401(k) plan; and health, disability and life insurance programs.

In addition, Mr. Wright, Ms. Evans, and Mr. Hinkefent receive monthly auto allowances of $2,000, $1,000, and $1,000, respectively. The Company also leases a company vehicle on behalf of Ms. Evans and pays life insurance premiums totaling approximately $40,000 annually on behalf of Mr. Wright."